Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Pro Financial Holdings, Inc. on Form SB -2 of our report dated February 16, 2007, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

James D.A. Holley & Co., P. A.

/s/ James D.A. Holley & Co., P.A.

Tallahassee, Florida
March 6, 2007